UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 25, 2024

Rocket Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36829	04-3475813
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9 Cedarbrook Drive, Cranbury, NJ	08512
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (646) 440-9100

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value	RCKT	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 25, 2024, Aaron Ondrey was appointed by Rocket Pharmaceuticals, Inc. (the “Company”) as the Company’s Chief Financial Officer and Principal Financial Officer.

Mr. Ondrey, age 48, most recently served as the Chief Financial Officer and principal and financial accounting officer of Mirati Therapeutics, Inc. (“Mirati”), a publicly traded commercial-stage oncology company (acquired by Bristol-Myers Squibb Company in January 2024), a position he held from November 2023 through January 2024, after previously serving as Interim Chief Financial Officer from August 2023 through November 2023.  Mr. Ondrey had previously served as the Senior Vice President, Financial Planning and Analysis for Mirati since July 2022.  Prior to his time at Mirati, Mr. Ondrey served as Vice President, Finance of Arena Pharmaceuticals, Inc., a publicly traded biotechnology company (acquired by Pfizer Inc. in March 2022) from January 2020 until July 2022. From December 2018 to January 2020, Mr. Ondrey served as Head of Global Commercial Finance at Alexion Pharmaceuticals, Inc., a publicly traded biotechnology company (acquired by AstraZeneca in July 2021). From March 2010 to November 2018, Mr. Ondrey served in various finance roles of increasing responsibility, most recently as Executive Director, Commercial Finance and Business Planning, at Regeneron Pharmaceuticals, Inc., a publicly traded biotechnology company. Mr. Ondrey received his Bachelor of Science in Business Administration and Finance from Case Western Reserve University.

On March 25, 2024, the Company and Mr. Ondrey entered into an executive employment agreement (the “Executive Employment Agreement”) with an unspecified term, pursuant to which he is initially entitled to receive an annual base salary of $485,000 and a target annual bonus of 45% of such salary. In connection with the appointment, the Company will grant Mr. Ondrey new hire equity compensation equal to approximately $2,500,000, one-half of which will be in the form of options (the “Options”) to purchase shares of Company’s common stock, par value $0.01 per share, and one-half of which will be in the form of restricted stock units (“RSUs”). One-third of the RSUs and Options will vest on the first anniversary of the grant, and the remaining two-thirds will vest in eight quarterly increments over the following two years, subject to Mr. Ondrey’s continued employment with the Company. The Executive Employment Agreement provides for a severance payment of nine months of annual base salary and nine months of Company-paid COBRA benefits upon certain qualifying terminations of employment and Mr. Ondrey’s execution of an irrevocable release of claims in favor of the Company. In connection with a qualifying termination within 12 months following a Change in Control (as defined in the Executive Employment Agreement), Mr. Ondrey would be entitled to a lump sum payment equal to twelve months of annual base salary, a lump sum amount equal to any annual bonus to which Mr. Ondrey would have been entitled for the year in which termination occurs, and, if timely elected, 12 months of Company-paid COBRA benefits.

Mr. Ondrey has not entered into any transactions with the Company that are required to be disclosed pursuant to Item 404(a) of Regulation S-K. Mr. Ondrey has no family relationship with any of the executive officers or directors of the Company. There were neither any arrangements nor any understandings between Mr. Ondrey and any other person pursuant to which he was to be appointed as an officer of the Company.

The foregoing description of Mr. Ondrey’s Executive Employment Agreement is only a summary and is qualified in its entirety by reference to the full text of the agreement, a copy of which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024.

On March 26, 2024, the Company issued a press release announcing the appointment of Mr. Ondrey as Chief Financial Officer. A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

Exhibits.

99.1	Press Release of Rocket Pharmaceuticals, Inc. dated March 26, 2024.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rocket Pharmaceuticals, Inc.

Date: March 29, 2024	By:	/s/ Martin Wilson
Martin Wilson
General Counsel and Chief Corporate Officer, SVP